  Exhibit 2.1

Execution Version

PURCHASE AGREEMENT
between
IPSA INTERNATIONAL SERVICES, INC.
AS SELLER
and
EXIGER CANADA, INC.
AS BUYER
and
for limited purposes
ROOT9B HOLDINGS, INC. AND EXIGER LLC

DATED AS OF APRIL 30, 2017

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

Annexes, Exhibits and Schedules

Annexes

Annex A
-
Definitions and Additional Defined Terms
Annex B
-
Estimated Closing Net Working Capital Statement

Schedules

Schedule 1.01(b)
-
Assigned Agreements
Schedule 1.12
-
Assets Related to Retained Business
Schedule 2.01
-
Organizational Documents of the Company
Schedule 2.02
-
Jurisdictions
Schedule 2.05
-
Seller Consents and Notices
Schedule 2.06(a)
-
Financial Statements
Schedule 2.09(a)
-
List of Material Contracts
Schedule 2.09(b)
-
Copies of Material Contracts
Schedule 2.10(b)
-
Real Property
Schedule 2.12
-
Intellectual Property
Schedule 2.14
-
Customers and Suppliers
Schedule 2.15
-
Insurance Policies
Schedule 2.16
-
Legal Proceedings and Governmental Orders
Schedule 2.17(a)
-
Compliance with Laws and Permits
Schedule 2.17(d)
-
OFAC Disclosures
Schedule 2.19
-
Employee Plans
Schedule 2.20
-
Employment Matters
Schedule 2.20(a)
-             Employment Agreements
Schedule 2.21
-
Tax Matters
Schedule 2.23
-
Bank Accounts
Schedule 2.24
-
Non-Arm’s Length Transactions
Schedule 2.26
-
Brokers

- iii -

PURCHASE AGREEMENT1

This Purchase Agreement (this “Agreement”), dated as of April 30, 2017, is entered into between IPSA International Services, Inc., a Delaware corporation (“Seller”), Exiger Canada, Inc., a Canadian corporation (“Buyer”), and solely for the purposes of Sections 4.05 and 5.01(h) and Article VII, root9B Holdings, Inc. (“Seller Guarantor”), and solely for the purposes of Section 4.05 and Article VII, Exiger LLC (“Buyer Guarantor”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Section 1 of Annex A.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of IPSA International Inc., a Canadian corporation (the “Company”);

WHEREAS, the Parties desire to consummate a series of transactions in which (a) Buyer will acquire from Seller all of the Shares; (b) Buyer will acquire select assets of Seller’s Miami, Hong Kong and UK operations; (c) Buyer will pay the consideration set forth herein for the Shares; and (d) Buyer, Seller and Seller’s Affiliates will take certain other actions ancillary to the transactions described above;

WHEREAS, Buyer is not acquiring Seller’s anti-money laundering remediation and advisory services operations or assets or the IPSA trademark;

WHEREAS, Kenneth Marsh and each Additional Employee has accepted an offer of employment from Buyer (or an Affiliate of Buyer), which offers are conditional on the Closing (the agreements resulting from the acceptance of such offers, the “Additional Employee Agreements”);

NOW, THEREFORE, in order to provide for the consummation of the transactions contemplated above, and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale.

(a) Subject to the terms and conditions set forth herein, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens, for the consideration specified in Section 1.02.

(b) Subject to the terms and conditions set forth herein:

(i)
Seller shall cause its applicable Affiliates to sell, transfer and assign to Buyer (or its Affiliates as Buyer may direct), and Buyer (or its applicable Affiliates)

NTD: This draft is subject to further review and comment by Buyer and Buyer’s ongoing due diligence.

shall purchase and receive from Seller or Seller’s applicable Affiliates, all right, title and interest of Seller’s applicable Affiliates in and to (A) the agreements set forth in Schedule 1.01(b) (the “Assigned Agreements”) and (B) all of the following reasonably allocable to the Additional Employees: personal computers, printers and fax machines, phones, Blackberries or equivalents, and office furniture (for example, cubes, desks and chairs) (the “Additional Equipment”; and together with the Assigned Agreements, the “Additional Assets”).

(ii) Buyer (or its Affiliates as Buyer may direct) shall assume as of the Closing Date and shall pay, discharge and perform from and after the Closing Date all obligations to be paid, discharged and performed (A) by Seller or its applicable Affiliates on and after the Closing Date under the Assigned Agreements which by the terms and conditions thereof are to be paid, discharged or performed at any time on or after the Closing Date and which arise out of events occurring on or after the Closing Date (and not before), and (B) pursuant to the Additional Employee Agreements (collectively, the “Assumed Liabilities”).

(iii) Buyer and its Affiliates shall not be liable for, or assume, any obligations or liabilities of Seller or its Affiliates except as otherwise specifically provided for in the Transaction Documents (such unassumed liabilities, the “Excluded Liabilities”).

Section 1.02 Purchase Consideration for the Shares.

(a)           The aggregate purchase price payable by Buyer to Seller for the Shares shall comprise the following (collectively, the “Purchase Price”):

(i) $5,600,000, subject to adjustment pursuant to Section 1.05 (as so adjusted, the “Closing Purchase Price”); plus

(ii) $400,000 (the “Escrow Amount”); plus

(iii) $4,000,000 (the “Deferred Purchase Price”), subject to adjustment pursuant to Section 1.09.

Section 1.03 Closing. The Closing shall take place concurrently with the execution of this Agreement at the offices of Torys LLP, 1114 Avenue of the Americas, 23rd Floor, New York, New York, 10036-7703. The Closing shall be deemed to be effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”), and all documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously at the Effective Time.

Section 1.04 Closing Deliverables.

(a)
At the Closing, Buyer shall deliver or cause the delivery to Seller of:

(i)            the Closing Purchase Price, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date;

(ii) the Escrow Amount, by wire transfer of immediately available funds to an account of the Escrow Agent designated in writing by the Escrow Agent to Buyer and Seller (the “Escrow Fund”) no later than two (2) Business Days prior to the Closing Date, to be held and disbursed pursuant to the Escrow Agreement;

(iii) the Escrow Agreement, duly executed by the Escrow Agent and Buyer;

(iv) the TSA, duly executed by Buyer;

(v) the Seller Guarantor Non-Compete, Seller Non-Compete and Wachtler Non-Compete, duly executed by Buyer; and

(vi) the Assignment and Assumption Agreement, duly executed by Buyer.

(b)
At the Closing, Seller shall deliver or cause the delivery to Buyer of:

(i) the Shares, free and clear of all Liens other than restrictions on sale under applicable securities Laws, by means of delivery of the share certificates evidencing the Shares duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank, all in form and substance reasonably acceptable to Buyer;

(ii) the Escrow Agreement, duly executed by Seller;

(iii) the TSA, duly executed by Seller;

(iv) the Seller Guarantor Non-Compete, Seller Non-Compete and Wachtler Non-Compete, duly executed by Seller Guarantor, Seller and Dan Wachtler, as applicable;

(v) the Assignment and Assumption Agreement, duly executed by Seller and its applicable Affiliates;

(vi) resignations, effective as of the Closing, from each of the directors and officers of the Company;

(vii) a certificate of the Company, in customary form, certifying resolutions of the Company’s board of directors in connection with the approval of the Transactions, including the transfer of the Shares;

(viii) a reasonably current certificate of status for the Company; and

(ix) all minute books, securities books, ledgers, registers and corporate seals, if any, and other corporate records relating to the organization, management, ownership and maintenance of the Company.

Section 1.05 Net Working Capital Adjustment.

(a)
Closing Adjustment.

(i) Attached as Annex B is a statement of Seller setting forth its good faith estimate of Closing Net Working Capital reasonably acceptable to Buyer (the “Estimated Closing Net Working Capital”), which statement contains an estimated balance sheet of the Company as of the Closing and a calculation of Estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”).

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Net Working Capital minus $620,000. If the Closing Adjustment is a positive number, the Closing Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Closing Purchase Price shall be reduced by the absolute value of the amount of the Closing Adjustment.

(b)
Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Net Working Capital, which statement shall contain a balance sheet of the Company as of the Closing, and a calculation of Closing Net Working Capital (the “Closing Net Working Capital Statement”).

(ii) The post-closing adjustment shall be an amount equal to the Closing Net Working Capital minus the Estimated Closing Net Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment.

(c)           Examination and Review. Examination and review of the Closing Net Working Capital Statement and Post-Closing Adjustment shall take place in accordance with Section 1.07.

(d)           Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due (i) within five (5) Business Days of acceptance of the Closing Net Working Capital Statement or (ii) if there are disputed amounts, then within five (5) Business Days of the resolution described in Section 1.07; and be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. If payment of the Post-Closing Adjustment is required to be made by Seller, Seller shall make such payment without recourse to the Escrow Fund.

(e)           Estimated Closing Net Working Capital Statement. Each of the Closing Net Working Capital, Closing Net Working Capital Statement and Final Closing Net Working Capital and all statements, calculations and determinations made pursuant to Section 1.07 relating to

Closing Net Working Capital shall be calculated and prepared on the same basis as the Estimated Closing Net Working Capital Statement.

Section 1.06 Access and Cooperation. In connection with Buyer’s preparation of the Closing Net Working Capital Statement pursuant to Section 1.05(b), Buyer and Buyer’s accountants shall have full access to the books and records of Seller and its Affiliates, the personnel of, and work papers prepared by, Seller and its Affiliates and their respective accountants to the extent that they relate to the Business or the Closing Net Working Capital Statement and to such historical financial information (to the extent in Seller’s or its Affiliates’ possession) relating to the Business or the Closing Net Working Capital Statement and Seller and its Affiliates shall otherwise reasonably and promptly cooperate with Buyer and its accountants, in each case as Buyer may reasonably request for the purpose of preparing the Closing Net Working Capital Statement provided that such access and cooperation shall be in a manner that does not interfere with the normal business operations of Seller or its Affiliates. All access and cooperation provided by Seller and its Affiliates pursuant to this Section 1.06 shall be provided at no charge to Buyer and, for the avoidance of doubt, shall not be considered a service under the TSA or otherwise chargeable to Buyer as such thereunder.

Section 1.07 Examination and Review.

(a)            Examination. After receipt of the Closing Net Working Capital Statement pursuant to Section 1.05(b), Seller shall have thirty (30) days (the “Review Period”) to review such statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and Buyer’s accountants to the extent that they relate to the Closing Net Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Net Working Capital Statement and Buyer shall otherwise reasonably and promptly cooperate with Seller and its accountants, in each case as Seller may reasonably request for the purpose of reviewing the Closing Net Working Capital Statement, and to prepare a Statement of Objections provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(b)            Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Net Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, then the Closing Net Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Net Working Capital Statement shall be deemed to have been accepted by Seller and final and binding on the Parties. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Working Capital Statement, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding on the Parties.

(c)            Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”; and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Grant Thornton LLP (New York City office) or, if such firm is unable to serve, Buyer shall appoint, with the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, the office of a nationally recognized firm of independent certified public accountants other than the accountants of Seller, Buyer or any of their respective Affiliates (the “Independent Accountant”) who shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Net Working Capital Statement. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Net Working Capital Statement and the Post-Closing Adjustment shall be conclusive and binding on the Parties.

(d)            Independent Accountant Scope and Fees. All adjustments by the Independent Accountant shall be made without regard to materiality. The Independent Accountant shall decide only the specific items under dispute by the Parties and its decision for the Disputed Amount must be within the range of values assigned to each such item in (i) the Closing Net Working Capital Statement and (ii) the Statement of Objections. The fees and expenses of any Independent Accountant retained shall be paid fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyer, on the other hand.

Section 1.08 Adjustments for Tax Purposes. Any adjustments and corresponding payments made pursuant to Section 1.05 shall be treated as adjustments to the Purchase Price by the Parties for Tax purposes, except as otherwise required by Law.

Section 1.09 Deferred Purchase Price.

(a) On the terms and subject to the conditions set forth in this Section 1.09, Buyer shall pay to Seller in respect of each Period, as full or partial payment of the Deferred Purchase Price, as applicable, an amount equal to 40% of the amount, if any, by which the Subject Revenue for the Period exceeds $11,500,000 (each such payment, a “Deferred Payment”); provided that the maximum cumulative amount of the Deferred Payments shall be an amount equal to the amount of the Deferred Purchase Price. If the aggregate amount of Deferred Payments as of the end of the final Period is less than the amount of the Deferred Purchase Price, then the amount of the Deferred Purchase Price shall be reduced by the absolute value of the amount of such difference. Any such adjustment shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, except as otherwise required by Law.

(b) As a condition to the payment in full of the Deferred Purchase Price, Seller represents and warrants to Buyer, solely for purposes of this Section 1.09, that the average amount of Subject Revenue in excess of $11,500,000 for the Periods (the “Average Excess Subject Revenue”) will be not less than $3,333,333.33 (and it is understood and agreed that the calculation of the Deferred Purchase Price assumes an Average Excess Subject Revenue of such amount). To the extent the foregoing representation and warranty is not true and correct as of the end of the final Period, Buyer’s sole and exclusive remedy hereunder will be the reduction of the Deferred Purchase Price in accordance with Section 1.09(a).

(c) Buyer shall prepare an unaudited statement (a “Revenue Statement”) setting forth the Subject Revenue and calculation of the associated Deferred Purchase Price Payment, if any, for each of the following periods (each a “Period”): the 2017 calendar year; the 2018 calendar year; and the 2019 calendar year. Buyer shall deliver to Seller the Revenue Statement for each Period as soon as practicable after the end of the Period but not later than the immediately following March 31.

(d) Section 1.07 shall apply mutatis mutandis to the examination and review of each Revenue Statement and calculation of the associated Deferred Payment, with references to the Revenue Statement and Deferred Payment being substituted where appropriate.

(e) Any Deferred Payment in respect of a Period shall be due (i) within five (5) Business Days of acceptance of the associated Revenue Statement and (ii) if there are disputed amounts, then within five (5) Business Days of the resolution described in Section 1.07; and be paid by wire transfer of immediately available funds to such account as is directed by Kenneth Marsh and Seller, as applicable; provided that if there are outstanding Claims that if resolved in favor of the Buyer Indemnitees would be subject to set off pursuant to Section 6.06(b), then the aggregate of the amounts claimed shall not be paid to Seller until such Claims and the amounts, if any, of such set off are finally determined.

(f) Notwithstanding anything in this Section 1.09 to the contrary, to the extent payable, the Deferred Payments shall be paid by Buyer on the following basis: (i) the first $220,000 of Deferred Payments shall be paid directly to Kenneth Marsh on behalf of Seller, and (ii) thereafter, any additional Deferred Payment shall be paid five percent (5%) to Kenneth Marsh on behalf of Seller, and ninety-five percent (95%) to Seller, provided that, for the avoidance of doubt, the aggregate amount of Deferred Payments payable to Kenneth Marsh on behalf of Seller shall in no event exceed $409,000 (the “Marsh Earnout Entitlement”), and the aggregate amount of all Deferred Payments payable by Buyer hereunder shall in no event exceed the amount of the Deferred Purchase Price.

(g) The following capitalized terms as used in this Section 1.09 shall have the following definitions:

(i) “Subject Revenue” means, in respect of a Period, the revenue for the Period from sales of CBI Services (net of discounts and returns; and excluding sales and value-added Taxes and GST/HST), as derived from or set forth in the unaudited financial statements of Buyer or its applicable Affiliates for the Period and calculated in accordance with GAAP.

(ii) “CBI Services” means the Citizenship by Investment and visa programs, in both cases with respect to the Commonwealth of Dominica, Saint Kitts & Nevis, Antigua, Malta, Saint Lucia, Grenada and Montenegro (excluding, for greater certainty, all other countries), included in the Business as currently conducted before the Closing;

provided that one-time or project revenue that is unrelated to individual Investigative Due Diligence background checks shall be excluded.

Section 1.10 Purchase Price Allocation. The Parties agree that (a) the whole of the Purchase Price is allocable to the purchase and sale of the Shares, and that none of the Purchase Price is allocable to the Additional Assets, and (b) the consideration for the Additional Assets is Buyer agreeing to employ the Additional Employees and assume the Additional Liabilities. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

Section 1.11 Withholding Tax. Each of the Parties shall be entitled to deduct and withhold from the Purchase Price or any other payments required to be made pursuant to this Agreement all Taxes that such Party may be required to deduct or withhold under any provision of appropriate Tax Law; provided that such Party required to deduct or withhold Taxes shall (a) deliver a prompt, written notice to the applicable recipient of its intent to withhold and the underlying rationale reasonably in advance of making the applicable payment and (b) cooperate with the applicable recipient to eliminate or mitigate such Taxes. All such deducted or withheld amounts shall be treated as having been paid or credited to the applicable recipient hereunder to the extent such amounts have been properly paid to an appropriate Governmental Authority.

Section 1.12 Retained Business. The Parties acknowledge and agree that the Seller is not selling to Buyer or any Affiliate its anti-money laundering remediation and advisory services business or assets (the “Retained Business”), that it has no obligation to provide any books and records to Buyer or its Affiliates relating solely to the Retained Business under Sections 1.06 or 4.04. Any information relating to the Retained Business provided to or secured by Buyer or any of its Affiliates shall remain subject to the Confidentiality Agreement in accordance with Section 4.05. For clarity, Schedule 1.12 sets forth a non-exclusive list of assets relating to the Retained Business.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the Closing Date.

Section 2.01 Organization and Authority of Engaged Entities. Each Engaged Entity is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws under which it is formed. Each Engaged Entity has full corporate or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Engaged Entity of the Transaction Documents to which it is a party, the performance by each Engaged Entity of its obligations hereunder and thereunder, and the consummation by each Engaged Entity of the Transactions, have been duly authorized by all requisite corporate or limited liability company action. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which an Engaged Entity is or will be a party has been duly executed and delivered by each of them (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each such Engaged Entity enforceable against it in accordance with its terms. Schedule 2.01 sets forth complete and correct copies of the Organizational Documents of the Company.

Section 2.02 Other Authority and Qualification of Engaged Entities. Each Engaged Entity has full corporate or limited liability company power and authority, as applicable, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Schedule 2.02 sets forth each jurisdiction in which the Company is licensed or qualified to do business with respect to the Business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it for the operation of the Business as currently conducted make such licensing or qualification necessary, except where the failure to be so licensed or qualified or the submission of notices and returns of corporate information and other filings would not individually or in the aggregate, be adverse in any material respect.

Section 2.03 Capitalization.

(a) Seller is the record owner of and has good and valid title to the Shares, free and clear of all Liens, other than restrictions on sales under applicable securities Laws or restrictions on transfer of the Shares under the Organizational Documents of the Company. The Shares held by Seller, being 101 common shares, constitute one hundred percent (100%) of the total issued and outstanding shares in the Company. All the Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Upon consummation of the Transactions, Buyer shall own all of the Shares, free and clear of all Liens, other than restrictions on sales under applicable securities Laws or restrictions on transfer of the Shares under the Organizational Documents of the Company. The “paid-up capital” (as defined in subsection 89(1) of the ITA) of the Shares is $1.00.

(b) The Shares were issued in compliance with applicable Laws. The Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the Company or obligating the Company to issue or sell any shares, or any other interest, in the Company. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d) The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 2.04 Indebtedness. As of the Closing, the Company has no Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with GAAP). The Company is not a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person.

Section 2.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and by each Engaged Entity of any other Transaction Document to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Engaged Entity; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to an Engaged Entity; (c) except as set forth in Schedule 2.05, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any counterparty the right to accelerate, terminate, modify or cancel any Contract to which an Engaged Entity is a party or by which an Engaged Entity is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of an Engaged Entity (“Third Party Consents” ); (d) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of an Engaged Entity or (e) require any action (including any consent or approval) by or in respect of, or notice or filing with, any Governmental Authority, except for such post-closing filings as may be required under the Investment Canada Act (Canada), other than such actions which, if not taken or obtained would not reasonably be expected to prevent or materially impair the ability of Seller to consummate the Transactions.

Section 2.06 Financial Statements.

(a) Schedule 2.06(a) sets forth complete and correct copies of the Financial Statements. The Financial Statements were prepared on a consistent basis throughout the period involved, subject in the case of the Interim Financial Statements to normal and recurring year-end adjustments (the effect of which will not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the accounting books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting.

(b) The accounting books and records of the Company are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect the financial position and results of operations of the Company set forth in the Financial Statements. Complete and correct copies of all of such accounting books and records of the Company have been made available for inspection by Buyer and its Representatives.

Section 2.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise whether or not required to be reflected in financial statements prepared in accordance with GAAP (“Liabilities”), except

(a) current Liabilities which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) current Liabilities which have been incurred under contracts and commitments in the Ordinary Course since the Balance Sheet Date and which are not, individually or in the aggregate, material to the financial condition or operating results of the Company.

Section 2.08 Absence of Certain Changes, Events and Conditions. Since December 31, 2016, the Business has been conducted by the Engaged Entities in the Ordinary Course, and there has not been any change, event, development, circumstance or effect that has had or would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2016, the Engaged Entities have not directly or indirectly:

(a) incurred any Indebtedness or granted, created, assumed or otherwise incurred any Lien (other than Permitted Liens) on the Business or any Additional Assets;

(b) sold, transferred, assigned, leased, licensed or otherwise disposed of any assets of the Business with a fair market value in excess of $10,000;

(c) paid, discharged, settled, compromised or satisfied or agreed to pay, discharge, settle, compromise or satisfy, any Action relating to the Business other than solely for monetary damages not greater than $10,000 in the Ordinary Course;

(d) entered into any new material line of business other than the Business or materially altered or varied its methods and policies of conducting the Business;

(e) except as required by Law, made any material change in accounting or billing;

(f) failed to make capital expenditures in the Ordinary Course;

(g) terminated, suspended, amended or modified in any material respect, any Permit;

(h) (i) increased the compensation of any Employees, except pursuant to the terms of written agreements or Employee Plans currently in effect and listed on Schedule 2.19, (ii) paid or agreed to pay or increase any pension, retirement allowance, bonus, severance or other compensation or employee benefit not already required or provided for under any existing plan, agreement or arrangement to any Employee, or (iii) except as required by applicable Law, entered into, amended, modified, terminated or waived any material rights under any such plan, agreement or arrangement;

(i) terminated, except for cause, or engaged any Person who is or would be an employee of the Business;

(j) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state or foreign bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(k) materially changed cash management practices and policies, practices and procedures with respect to collection, accrual or payment of accounts receivable or accounts payable or establishing of reserves for uncollectible accounts receivable; or

(l) agreed or committed, whether in writing or otherwise, to do any of the foregoing.

Section 2.09 Material Contracts.

(a)           Schedule 2.09(a) lists each of the following Contracts of the Engaged Entities or otherwise relating to the Business (collectively and together with the Assigned Agreements, “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $10,000;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition by the Company of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all employment agreements and Contracts with Employees;

(vi) all Contracts with any Governmental Authority;

(vii) all Contracts that limit or purport to limit the ability to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) any Contracts that provide for any joint venture, partnership or similar arrangement;

(ix) all Contracts between the Company and any other Engaged Entity;

(x) any leases affecting the Real Property;

(xi) all IP Agreements and all agreements required to be set forth in Schedule 2.12(b);

(xii) all Insurance Policies; and

(xiii) any other Contract that is material to the Business taken as a whole and not disclosed pursuant to the other clauses of this Section 2.09.

(b)           Each Material Contract is valid and binding on each Engaged Entity that is party thereto in accordance with its terms and is in full force and effect. No Engaged Entity or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Schedule 2.09(b) sets forth complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 2.10 Title to Assets; Real Property.

(a) The Engaged Entities do not own any Real Property. The Company has good and valid title to, or a valid leasehold interest in, as applicable, all Personal Property and Real Property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens other than Permitted Liens. The applicable Engaged Affiliate has good and valid title to, or a valid Leasehold interest in, as applicable, all Personal Property and Real Property and other assets included in the Additional Assets.

(b) Schedule 2.10(b) lists (i) the street address of each parcel of Real Property used by the Engaged Entities in the Business; (ii) the landlord and the tenant under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The use and operation of the Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach in any material respect on real property owned or leased by any Person. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 2.11 Condition And Sufficiency of Assets. There are no facts or conditions affecting any assets, properties, or rights owned by the Company or any Additional Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation thereof for the purpose for which they are presently being used in the Business. The assets, properties, and rights owned by the Company and the Additional Assets, together with the TSA, constitute all of the assets, properties, and rights necessary and sufficient for the Company and Buyer and its Affiliates to conduct the Business in all material respects as it was conducted by the Engaged Entities prior to the Closing.

Section 2.12 Intellectual Property.

(a) Schedule 2.12(a) lists all IP Registrations material to the Business. All required filings and fees related to the IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all IP Registrations are otherwise in good standing.

(b) Except as set forth in Schedule 2.12(b), the Company has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business, in each case, free and clear of Liens other than Permitted Liens.

(c) Except as described in the Material Contracts, the consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Engaged Entities’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business.

(d) The Company is the sole and exclusive legal and beneficial, and with respect to the IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property.

(e) To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Engaged Entities, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person in any material respect. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any material Company Intellectual Property.

(f) There are no Actions (including any oppositions, interferences or reexaminations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Engaged Entities; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Engaged Entities’ rights with respect to any Company Intellectual Property; or (iii) by any Engaged Entity or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of its Intellectual Property. To Seller’s Knowledge, no Engaged Entity is subject to any Governmental Order (including any motion or petition therefor) that restricts or impairs the use of any Intellectual Property used by an Engaged Entity.

Section 2.13 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable of the Business arising after the date thereof (a) have arisen from bona fide transactions entered into by the Engaged Entities in the Ordinary Course; (b) constitute only valid, undisputed claims of the Engaged Entities not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the Closing Net Working Capital Statement,

are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Balance Sheet has been determined in accordance with past practices, consistently applied, and the reserve for bad debts with respect to accounts receivable arising after the Balance Sheet Date shown on the Closing Net Working Capital Statement will be determined in accordance with GAAP; in each case subject to normal year-end adjustments.

Section 2.14 Customers and Suppliers.

(a) Schedule 2.14(a) sets forth for each of the 2015 and 2016 calendar years and the first calendar quarter of 2017 (i) each “Citizenship by Investment” customer of the Engaged Entities and the top five (5) non-“Citizenship by Investment” customers of the Engaged Entities (collectively, the “Customers”); and (ii) the amount of consideration paid by each Customer during such periods. No Engaged Entity has received any notice, nor has reason to believe, that any of the Customers has ceased, or intends to cease after the Closing, to use its products or services or to otherwise terminate or materially reduce its relationship with the Business at any time.

(b) Schedule 2.14(b) sets forth for each of the 2015 and 2016 calendar years and the first calendar quarter of 2017 (i) the top ten (10) suppliers to whom the Engaged Entities have directly paid consideration for goods or services rendered in an amount greater than or equal to $10,000 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth in Schedule 2.14(b), no Engaged Entity has received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business at any time.

Section 2.15 Insurance. Schedule 2.15 lists all of the insurance policies held by the Company (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect. In the reasonable opinion of Seller, the amounts of coverage under the Insurance Policies are adequate for the assets and Business of the Company. Neither the Company nor any other Engaged Entity (a) has been denied in respect of any application for insurance or insurance claim made by it, and (b) has any reason to believe that any application for insurance or insurance claim made by it will be rejected.

Section 2.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 2.16(a), there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by an Engaged Entity or any of the Additional Assets; or (ii) against or by any Engaged Entity or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Schedule 2.16(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against any Engaged Entity or any of the Additional Assets. The Company is in material compliance with the terms of each Governmental Order set forth in Schedule 2.16(b). To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a material violation of any such Governmental Order.

Section 2.17 Compliance With Laws; Permits.

(a) Except as set forth in Schedule 2.17(a)(i), each Engaged Entity has complied, and is now complying, in all material respects, with all Laws applicable to the Business or the Additional Assets. Schedule 2.17(a)(ii) sets forth all material Permits required to conduct the Business. All such Permits have been obtained by each Engaged Entity and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or material limitation of any such Permit.

(b) Each of Seller and its Affiliates (i) has not, in connection with the Business, offered, promised, given or agreed to give and shall not, in connection with the Transactions, offer, promise, give or agree to give to any Person any bribe on behalf of Buyer or otherwise with the object of obtaining a business advantage for Buyer or otherwise, (ii) has not, in connection with the Business, engaged in, and shall not in connection with the Transactions engage in, any activity or practice that would constitute an offence under any applicable anti-bribery and/or anticorruption Laws, and (iii) has policies and procedures to ensure compliance with any applicable anti-bribery and/or anti-corruption Laws.

(c) The Engaged Entities have collected, used and disclosed Personal Information in compliance in all material respects with applicable Privacy Laws, and all privacy policies, codes and guidelines established by them and all other privacy statements made available by them to their customers, employees or other individuals or to the public from time to time.

(d) Except as set forth in Schedule 2.17(d) (the “OFAC Disclosures”): (i) none of Seller or any of its Affiliates or, to Seller’s Knowledge, any director, officer, agent, employee or affiliate thereof is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or is being otherwise investigated or targeted by OFAC; and (ii) none of Seller or any of its Affiliates has, directly or indirectly, used any funds, or lent, contributed or otherwise made available any funds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person who at the time of such funding was subject to any U.S. sanctions administered by OFAC, or a Person located in, ordinarily resident in, or, if a corporate entity, organized under the laws or regulations of any country or territory, that, at the time of such funding, was subject to any comprehensive U.S. sanctions administered by OFAC.

(e) The operations of the Engaged Entities are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (United States), the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”); and no Action

involving Seller or any of its Affiliates with respect to the Anti-Money Laundering Laws is pending or, to Seller’s Knowledge, threatened.

Section 2.18 Environmental Matters.

(a) Each Engaged Entity is currently in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) No Engaged Entity holds nor is required to hold, any material Environmental Permits to conduct the Business.

(c) To Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets of the Business or any Real Property currently or formerly owned, operated or leased by the Engaged Entities for use in the Business. No Engaged Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Engaged Entity.

(d) No Engaged Entity has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e) No Engaged Entity is aware of any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that is likely to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the assets of the Business, as applicable, as currently conducted.

Section 2.19 Employee Plans. All Employee Plans are set forth on Schedule 2.19. Except as set forth on Schedule 2.19:

(a) complete and correct copies of each Employee Plan and the material documents that support each Employee Plan have been made available to Buyer;

(b) all Employee Plans are, and have been, established, maintained, registered, qualified, administered, funded and invested in all material respects in accordance with the terms of such Employee Plans including the terms of the material documents that support such Employee Plans and all applicable Laws;

(c) to Seller’s Knowledge, no event has occurred respecting any Employee Plan which would result in the revocation of the registration or the tax-qualified status of such Employee Plan or entitle any Person (without consent of the Company or any other applicable Engaged Entity) to wind up or terminate any Employee Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Employee Plan;

(d) none of the Employee Plans provide benefits beyond retirement or other termination of service to current or former Employees or to the beneficiaries or dependents thereof, except as required by applicable Laws;

(e) neither the Company nor any other Engaged Entity sponsor, administer or contribute to a multi-employer plan or a defined benefit pension plan and has not done so within the preceding three (3) years;

(f) there is no Action (other than routine claims for payments of benefits) pending or, to Seller’s Knowledge, threatened involving any Employee Plan or its assets; and

(g) neither the Company nor any other Engaged Entity have any commitments or obligations and have not made any representations to any Employee, officer, director or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Employee Plan, in connection with the consummation of the Transactions or otherwise, except as required by Law.

Section 2.20 Employment Matters. Schedule 2.20 sets forth a complete and correct list of the directors, officers, Employees and consultants of the Company and their material terms of employment or engagement, including as applicable (i) base salary, annual fee, service dates, bonus (including retention and change of control) and/or commission, benefits, pension and contractual severance and (ii) including for each Additional Employee, each entitlement referred to in Section 4.09. Except as set forth in Schedule 2.20:

(a) a complete and correct copy of each written employment agreement relating to the Company is set forth on Schedule 2.20(a);

(b) the Company and each other Engaged Entity has operated, and is operating, in compliance in all material respects with applicable Laws with respect to employment and labour practices (including properly classifying workers as independent contractors, temporary employees, and full-time employees), employment and labour standards, occupational health and safety, pay equity, wages, overtime, workers’ compensation and human rights and there are no current, pending or, to Seller’s Knowledge, material threatened proceedings before any Governmental Entity with respect to any employment or labour matters;

(c) neither the Company nor any of the other Engaged Entities are a party to any current grievance, claim for wrongful dismissal, constructive dismissal or other employment-related claim or grievance, actual or, to Seller’s Knowledge, threatened, or any litigation, actual or, to Seller’s Knowledge, threatened, relating to employment or termination of employment of any current or former Employees or Additional Employee;

(d) the Company is not a party, either directly, voluntarily or by operation of Law, to any collective agreement or similar, letter of understanding, letter of intent or other written communication with any bargaining agent, trade union or association which may qualify as a trade union, which would apply to any Employee;

(e) there are no outstanding or, to Seller’s Knowledge, threatened unfair labour practices, complaints or applications of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for the Employees, and there have not been any such proceedings within the preceding five (5) years;

(f) to Seller’s Knowledge, there are no threatened or apparent union organizing activities involving any Employees;

(g) the Company has not had any labour relations problems that could reasonably be expected to materially affect the value of the Company or lead to an interruption of any of its operations at any location; and

(h) all compensation, including wages, commissions and bonuses payable to Employees or consultants for services performed on or prior to the date hereof have been paid in full or properly accrued by the Company.

Section 2.21 Tax Matters.

(a) Except as set forth in Schedule 2.21(a), the Company has timely filed, or caused to be filed, all Tax Returns required to be filed by it and has duly, completely and correctly reported in all material aspects all income and all other amounts and information required to be reported thereon and all such Tax Returns are true, correct and complete in all material respects. The Company has timely paid or caused to be paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it whether or not shown as being due on any Tax Returns. Except as set forth in Schedule 2.21(a), the Company has made adequate provision in the Interim Financial Statements in accordance with past practices for any Taxes that have accrued but are not yet due as of the date of the Interim Financial Statements, whether or not shown as being due on any Tax Returns.

(b) Except as set forth in Schedule 2.21(b), to Seller’s Knowledge, the Company is not currently under audit by a Governmental Authority in relation to Taxes. The Company has not received any written inquiry or notice from any taxing authority with respect to any material deficiency, claim or other dispute relating to the payment or assessment of any Taxes for any period, which remains unsettled at the date hereof, and to Seller’s Knowledge, no such inquiry or notice is pending or threatened and no material deficiency exists in excess of reserves and accruals set forth in the Interim Financial Statements or in the books and records of the Company, nor is there any basis for any such material deficiency. The Company has not entered into any agreement extending the period for assessment, reassessment or collection of any Tax nor has it been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment, reassessment or collection of, any Taxes. Except as set forth in Schedule 2.21(b), all Tax Returns of the Company and the Subsidiary have been assessed through and including each of the taxation years set forth in Schedule 2.21(b).

(c) Except as set forth in Schedule 2.21(c), the Company does not have any liability for the Taxes of any other Person. The Company has deducted or withheld and remitted to the relevant Governmental Authority on a timely basis all Taxes required to be deducted or withheld and remitted by it prior to the Closing Date and has charged, collected and remitted on a timely basis all Taxes on any sale, supply or delivery required to be charged and remitted.

(d) The Company has made available to Buyer (i) all Tax Returns filed by the Company for which the statute of limitations has not expired, and (ii) all examination reports and statements of deficiencies assessed against or agreed to in writing by the Company. The Company has not requested or received a ruling from or signed a closing agreement with any taxing authority. No written claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction which currently remains unresolved.

(e) The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract (other than any agreement or contract entered into in the Ordinary Course and the primary purpose of which is unrelated to Taxes).

(f) For all transactions between the Company and any Person not resident in Canada for purposes of the ITA with whom the Company was not dealing at Arm’s Length, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA. There are no transactions with respect to the Company to which subsection 247(2) or subsection 247(3) of the ITA may reasonably be expected to apply.

(g) None of sections 79, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provisions of the taxation legislation of any province or any other jurisdiction, have applied or will apply to the Company at any time up to and including the Closing Date. The Company has not deducted any amounts in computing its income in a taxation year which may be included in a subsequent year under section 78 of the ITA, or any equivalent provision of Law.

(h) The Company is a registrant for the purposes of the tax imposed under Part IX of the ETA. The GST/HST registration number of the Company is 883863128 RT001.

(i) The Company has not made a capital dividend election under subsection 83(2) of the ITA in an amount which exceeds the amount in its capital dividend account at the time of such election and has not made an “excessive eligible dividend designation” as defined in subsection 89(1) of the ITA in respect of any dividend paid, or deemed by any provision of the ITA to have been paid, on any class of shares of its capital in a taxation year which is not statute barred.

(j) The Shares are not “taxable Canadian property” of Seller for purposes of the ITA.

Section 2.22 Corporate Books and Records. The minute books of the Company have been made available to Buyer and are complete and correct in all material respects. The minute books of the Company contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent, of the directors of the Company, and no meeting, or action taken by written consent, of any such directors has been held for which minutes have not been prepared and are not contained in such minute books.

Section 2.23 Bank Accounts. Schedule 2.23 provides the following information with respect to each account maintained by the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto.

Section 2.24 Non-Arm’s Length Transactions. Except as set forth in Schedule 2.24, the Company has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any current or former officer, director, Employee, Additional Employee or holder of shares of the Company, or any other Person with whom the Company is not dealing at Arm’s Length, or any Affiliate of any of the foregoing. Except for contracts of employment and as otherwise set forth in Schedule 2.24, the Company is not a party to any Contract with any current or former officer, director, Employee, Additional Employee or holder of shares of the Company, or any other Person with whom the Company is not dealing at Arm’s Length, or any Affiliate of any of the foregoing.

Section 2.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Schedules), none of the Seller or any of its Affiliates has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Engaged Entities or the Company. Without limiting the generality of the foregoing, none of the Seller or its Affiliates, or any Person has made or makes any representations or warranty with respect to any projections, estimates, budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) in respect of the Company and the Business.

Section 2.26 Brokers. Except as set forth in Schedule 2.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller, the Company or any of their Affiliates.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the Closing Date.

Section 3.01 Organization and Authority of Buyer. Buyer is a Canadian corporation duly incorporated, validly existing and in good standing under the Laws of Canada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions, have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which

Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 3.02 Other Authority and Qualification of Buyer. Buyer has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it for the operation of its business as currently conducted makes such licensing or qualification necessary, except as would not have a material adverse effect on Buyer’s ability to consummate the Transactions on a timely basis.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require any Third Party Consents or (d) require any action (including any consent or approval) by or in respect of, or notice or filing with, any Governmental Authority, other than such actions which, if not taken or obtained would not reasonably be expected to prevent or materially impair the ability of Buyer to consummate the Transactions.

Section 3.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.05 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer hereby represents that Buyer is an “accredited investor,” as such term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.06 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Buyer or any of its Affiliates has made or makes any other express or implied representation or warranty, either written or oral. Without limiting the generality of the foregoing, none of Buyer or its Affiliates, or any Person has made or makes any representations or warranty with respect to any projections, estimates, budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) in respect of Buyer and its Affiliates.

Section 3.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 3.08 Investment Canada Act. Buyer is a “WTO investor” within the meaning of the Investment Canada Act (Canada).

ARTICLE IV

COVENANTS

Section 4.01 No Additional Representations or Warranties. Except as expressly provided in Article II and Article III or any other Transaction Document, each Party agrees and acknowledges that neither Seller, Buyer nor any of their respective Affiliates, nor any of the foregoing parties’ respective equity interest holders, partners or Representatives, has made, or is making, any representation or warranty whatsoever to any Person with respect to the Transactions or any of the other Transaction Documents.

Section 4.02 Approvals and Consents; Further Assurances. Each Party shall, as promptly as possible, use commercially reasonable efforts to make all filings and submissions and obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to give all notices to, and obtain all Third Party Consents. Notwithstanding the foregoing, or any other provision of this Agreement, except as specifically provided in this Agreement, no Party shall be required to expend money, incur any liabilities, commence or become involved with any litigation or offer or grant any accommodation (financial or otherwise) to any other Person in order to fulfill its obligations under this Section 4.02. Each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 4.03 Procedure for Non-Transferrable Assets. Notwithstanding anything to the contrary in this Agreement, if the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery by or at the direction of Seller to Buyer of any asset that would be an Additional Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party consents, and such consents shall not have been obtained prior to the Closing (“Non-Transferrable Assets”), then (a) the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such Non-Transferrable Asset, and (b) nothing in this Agreement shall constitute or be construed as an assignment or transfer of, or an attempt or agreement to assign or transfer such Non-Transferrable Asset to Buyer. In order, however, to seek to provide Buyer with the full realization and value of any Non-Transferrable

Assets described in the preceding sentence, at the request of Buyer, as soon as practicable after the Closing, Seller and its Affiliates and Buyer shall cooperate and use commercially reasonable efforts to obtain any remaining consents necessary to the assignment of any such Non-Transferrable Assets; provided, however, that no such party shall be required to make any payments (other than filing, recordation or similar fees which shall be shared equally by Seller and Buyer) or agree to any material undertakings in connection therewith. Pending such consent, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Non-Transferrable Asset, including any indemnities, that Buyer would have obtained had the Non-Transferrable Asset been conveyed to Buyer as of Closing. Once consent for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered as of Closing is obtained, Seller shall or shall cause its Affiliates to, assign, transfer, convey and deliver such Non-Transferrable Asset to Buyer at no additional cost; provided that to the maximum extent, such Non-Transferrable Asset will be deemed to be automatically assigned to Buyer hereunder upon the receipt of the applicable consent without any further action by such parties. To the extent that any such Non-Transferrable Asset cannot be transferred or the full benefits of use of any such Non-Transferrable Asset cannot be provided to Buyer following the Closing pursuant to this Section 4.03 as determined by Buyer at any time, then Buyer and Seller and its Affiliates shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to Buyer the economic and operational equivalent, to the extent permitted, of obtaining such consent and the performance by Buyer of the obligations thereunder. Seller and each of its Affiliates shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by it in connection with its use of any Non-Transferrable Asset (net of any Taxes and any other costs imposed upon it) in connection with the arrangements under this Section 4.03. In connection with this Section 4.03, if reasonably requested by Buyer, with respect to any Assigned Agreements that constitute Non-Transferrable Assets, (i) Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to seek to enforce for the benefit of Buyer all reasonable claims or rights of Seller and its Affiliates arising thereunder and (ii) Buyer shall perform and comply with, at Buyer’s sole cost, all of Seller’s and its Affiliates’ obligations under any such Assigned Agreement held in trust for the benefit of Buyer as contemplated by this Section 4.03, as if Buyer were the applicable counterparty thereunder.

Section 4.04 Access to Information.

(a) For a period of six years following the Closing, in order to facilitate the resolution of any claims made by or against or incurred by a Party after the Closing, or for any other reasonable purpose, Buyer and Seller shall (and Seller shall cause the other Engaged Entities to): (i) retain the books and records (including personnel files) within their possession which relate to the Company and the Business for periods prior to the Closing, and (ii) upon reasonable notice, afford the Representatives of the other Party reasonable access (including the right to make, at the other Party’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any such books and records related to Tax matters shall be retained pursuant to the periods set forth in Article V.

(b) Any investigation pursuant to this Section 4.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the normal business operations of the party providing access.

Section 4.05 Confidentiality Agreement. Reference is made to the Confidentiality Agreement dated October 26, 2016 between root9B Technologies, Inc. and Exiger LLC (the “Confidentiality Agreement”). The parties to the Confidentiality Agreement hereby agree as follows:

(a) The term of the Confidentiality Agreement is extended so that it shall terminate on the one-year anniversary date of the Closing Date.

(b) All restrictions and other obligations in the Confidentiality Agreement applicable to Exiger LLC and its Affiliates with respect to the Confidential Information (as defined in the Confidentiality Agreement) of the Company or the Business (such information, the “Acquired Confidential Information”) shall terminate as of Closing.

(c) The Acquired Confidential Information shall constitute the Confidential Information (as defined in the Confidentiality Agreement) of Exiger LLC and its Affiliates, and not that of root9B Technologies, Inc. or its Affiliates, for all purposes under the Confidentiality Agreement.

Section 4.06 IPSA Trademark.

(a) After the Closing, Buyer and its Affiliates (including, for greater certainty, the Company) shall not use any marks, names, logos, trade dress, social media accounts, domain names, email addresses, or other addresses and identifiers on the Internet that include the term “IPSA” (the “IPSA Mark”); provided that nothing in this Section 4.06 shall prevent Buyer and its Affiliates from (i) providing to third parties documents and correspondence pertaining to products or services of the Business to the extent reasonably necessary in order to service, or enforce rights with respect to, such products or services, (ii) referencing the legal names or doing-business-as names of the Engaged Entities that appear in documents and correspondence solely in order to describe or refer to the sale of the Business to Buyer (including reference to the Business as formerly owned by Seller and its Affiliates) in any communications as Buyer and its Affiliates in their reasonable judgment deem necessary or advisable, (iii) for the period of six (6) months after the Closing, referencing the legal names or doing-business-as names of the Engaged Entities in any communications with customers of the Business solely for the purpose of informing such customers that the Business was formerly carried on by them, or (iv) for the period of three (3) months after the Closing, using any email addresses containing the IPSA Mark.

(b) As soon as practicable but not later than five (5) Business Days after the Closing Date, Buyer shall cause the Company to adopt a new corporate name that does not include the IPSA Mark.

(c) Buyer acknowledges and agrees that after the Closing, except to the extent expressly provided in this Section 4.06, Buyer and its Affiliates shall not have any rights in the IPSA Mark and Buyer and its Affiliates shall not contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the IPSA Mark.

Section 4.07 Additional Employees.

(a) Seller shall remain solely responsible, and neither Buyer nor any of its Affiliates shall have any obligations whatsoever for, any compensation or other amounts payable to any of the Additional Employees, including hourly pay, commission, bonus, salary, accrued vacation, fringe, sharing benefits or severance pay for any period relating to the service with the Seller and its Affiliates, except as specifically included in the “Assumed Liabilities”. Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, workers’ compensation, health accident or disability benefits brought by any of the Additional Employees and their dependents or beneficiaries, in any case incurred on or prior to the Closing Date. For purposes of this Agreement, (A) a claim for medical or dental benefits will be deemed to have been incurred on the date of treatment, (B) a claim for prescription benefits will be deemed to have been incurred on the date the prescription is filled, and (C) a claim for life insurance, workers’ compensation, health accident or disability benefits will be deemed to have been incurred upon the occurrence of the event giving rise thereto.

(b) The terms and conditions of Section 1.01(b) and this Section 4.07 are for the sole benefit of Seller and Buyer and shall not confer any rights as a third-party beneficiary. Nothing contained herein, express or implied shall be construed to establish, amend or modify any Employee Plan or employee benefit plan of Buyer (or any of its Affiliates).

Section 4.08 Seller Release.

(a) Effective as of the Closing, Seller, for itself and for its Affiliates and all other Persons that have or could potentially derive rights through Seller and its Affiliates (collectively, the “Seller Related Parties”), irrevocably and unconditionally, hereby fully releases, waives, acquits, remises and forever discharges the Company and all other Persons that have or could potentially be subject to any Seller Released Claims (individually and collectively, the “Seller Releasees”), from any and all Actions, claims, causes of action, demands, costs, expenses, obligations, liabilities, losses, rights, suits, accountings, orders, judgments, obligations, covenants, contracts, agreements, duties, debts, and damages of whatsoever kind or nature, fixed or contingent, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, the “Seller Released Claims”), which Seller or the other Seller Related Parties had, has, or may hereafter have, or claims to have or have had, either individually or jointly, against any Seller Releasees based upon, arising out of, with respect to or by reason of any matter, cause or event relating solely to time periods prior to completion of the Closing and relating to or in connection with (i) the business or operations of the Company and the Business, or (ii) Seller’s indirect ownership of the Shares.

(b) Notwithstanding the foregoing, this Section 4.08 shall not release any Seller Releasees of any obligation set forth in any Transaction Document. Seller, for itself and for the other Seller Related Parties, acknowledges and agrees that this Section 4.08 is intended to include the Seller Released Claims, if any, which the Seller Related Parties may have and do not now know or suspect to exist in favor of such Persons against the Seller Releasees, and that this Section 4.08 extinguishes those Released Claims. Seller, for itself and for the other Seller Related Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Seller Releasee, based on any matter purported to be released under this Section 4.08.

Section 4.09 Certain Payments by Seller. As of or promptly following Closing, and in any event within five (5) Business Days following Closing, Seller shall pay or cause to be paid:

(a) all unpaid vacation entitlements of the Additional Employees accrued with Seller’s applicable Affiliates before the Closing Date (such entitlements to be paid in cash in lieu of vacation time); and

(b) all unpaid compensation and benefit entitlements of the Additional Employees accrued with Seller’s applicable Affiliates before the Closing Date.

ARTICLE V

TAX MATTERS

Section 5.01 Tax Matters.

(a) Buyer shall prepare or cause to be prepared, on a basis consistent with prior returns (to the extent permitted by applicable Law), and timely file or cause to be timely filed all Tax Returns of the Company for Tax periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”) which are to be filed after the Closing Date and for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).

(b) Seller shall be responsible for any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period (including any Pre-Closing Tax Period for which Tax Returns were filed prior to the Closing Date) or to that portion of a Straddle Tax Period that ends on the Closing Date. In satisfaction thereof, Seller shall pay to Buyer (or as Buyer may direct) the amount of such Taxes (including as reflected on the Tax Returns prepared pursuant to Section 5.01(a)), except to the extent (i) any reserve for such Taxes has been set forth in the balance sheet used to determine the final Closing Net Working Capital, (ii) such Taxes result from any action taken by Buyer or any of its Affiliates not in the ordinary course of business (other than the Transactions) that occurs on the Closing Date but after the Closing, or (iii) such Taxes result from any breach of any covenant contained in Section 5.01(f). For purposes of this Section 5.01, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, any (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(c) Any Tax sharing or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(d) Buyer and Seller and their respective Representatives shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.01 and any audit, litigation or other proceeding with respect to

Taxes of the Company. Buyer and Seller further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed. Buyer and Seller shall (and Seller shall cause the other Engaged Entities to) retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Business for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods.

(e) Buyer shall provide to Seller a copy of any Tax Returns required to be prepared by Buyer for Pre-Closing Tax Periods and Straddle Tax Periods at least fifteen (15) days before the date on which such Tax Returns are required by Law to be filed with the relevant Governmental Authority, shall permit Seller and its Representatives to review and comment on such Tax Return prior to filing and shall consider in good faith all reasonable comments made by them in writing to Buyer at least five (5) days prior to the filing of such Tax Return.

(f) Except to the extent required by applicable Law, Buyer shall not, and shall not allow the Company to, without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned), amend, modify or otherwise change any Tax Return in respect of a tax year of the Company that ends on or before the Closing Date, file any Tax Return in a jurisdiction where it was not previously filed prior to the Closing, adopt or change any Tax accounting period or method or extend or waive any limitation period with respect to Taxes, in each case, in respect of a Pre-Closing Tax Period or a Straddle Tax Period of the Company. Buyer shall not make any election pursuant to Section 338 of the U.S. Internal Revenue Code of 1986, as amended, with respect to the purchase of Shares pursuant to this Agreement.

(g) Buyer shall be entitled to cause the Company to make the election under subsection 256(9) of the ITA or under any equivalent provision of the taxing legislation of any province or any other jurisdiction with respect to the Tax period of the Company ending as a result of an acquisition of control arising from the Transactions.

(h) Buyer, Seller and Seller Guarantor intend that the conditions set forth in subsection 56.4(7) of the ITA have been met such that subsection 56.4(5) of the ITA applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the ITA) granted by Seller pursuant to the Seller Non-Compete and Seller Guarantor pursuant to the Seller Guarantor Non-Compete (the “Restrictive Covenants”). For greater certainty, Buyer, Seller and Seller Guarantor agree and acknowledge that: (i) for the purposes of paragraph 56.4(7)(d) of the ITA, no proceeds shall be received or receivable by Seller or Seller Guarantor for granting the Restrictive Covenants; (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares; and (iii) Buyer would not purchase the Shares without having the benefit of the Restrictive Covenants.

(i) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties, interest, and additions thereto) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyer, on the other hand, when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(j)           The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Pre-Closing Tax Period or allocable to that portion of a Straddle Tax Period that ends on the Closing Date (as determined under Section 5.01(b)) shall be for the account of Seller, and Buyer shall pay to Seller the amount of such refunds, credits or offsets within ten (10) Business Days after such refund is received or after such credit or offset is applied against another Tax liability, as applicable; except, however, any such refund, credit or offset of Taxes (i) to which the Company becomes entitled, that arises as a result of the carry-back of a loss, credit, deduction or allowance or other Tax attribute from a period beginning on or after, or the portion of any Straddle Period that begins after, the Closing Date, or (ii) that has been taken into account in the balance sheet used to determine the Final Closing Net Working Capital, shall in the case of
(i) or (ii) be for the account of Buyer and the Company shall be entitled to retain such refunds, credits and offsets.

Section 5.02 Overlap. To the extent that any obligation or responsibility pursuant to Article VI may overlap with an obligation or responsibility pursuant to this Article V, the provisions of this Article V shall govern.

ARTICLE VI
INDEMNIFICATION

Section 6.01 Survival.

(a)           The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided that (i) the Fundamental Representations shall survive indefinitely,

(ii) Section 2.18 (Environmental Matters) shall survive for a period of three (3) years after the Closing, and (iii) Section 2.19 (Employee Plans) and Section 2.21 (Tax Matters) shall survive for the full period of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. Notwithstanding the foregoing, any Claims that are timely asserted before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such Claims shall survive until finally resolved. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods set forth in this Section 6.01 are contractual limitation periods and any claim brought by any Party under this Article VI must be brought or filed before the expiration of the applicable survival period or the limitation period under applicable Law, whichever is sooner.

(b)           The covenants and agreements contained herein shall survive the Closing and shall remain in full force and effect, subject to the period of the applicable statute of limitations for making any claims for a breach thereof.

Section 6.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VI, following the Closing, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer

Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any other certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant or agreement to be performed by Seller pursuant to this Agreement (including, for greater certainty, pursuant to Section 5.01(b)) or in any other certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any breach by Seller and its Affiliates of U.S. sanctions administered by OFAC; including any such breaches based upon, arising out of, with respect to or by reason of (i) the OFAC Disclosures and (ii) the work of Seller and its Affiliates for the Commonwealth of Dominica (including pursuant to General License H) (collectively, the “Specified Breaches”); or

(d) the Excluded Liabilities.

Section 6.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, following the Closing, Buyer shall indemnify and defend each of Seller and its Affiliates (excluding, for the avoidance of doubt, the Company) and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any other certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant or agreement to be performed by Buyer pursuant to this Agreement or in any other certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c) the Assumed Liabilities.

Section 6.04 Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)           Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) exceeds $100,000 (the “Threshold”) and then only for the overage. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.02(a) shall not exceed $1,000,000 (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 6.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.03(a) exceeds the Threshold. If such Losses exceed the Threshold, then Buyer’s liability to the Seller Indemnitees for indemnification under Section 6.03(a) shall be for the amount of Losses sustained or incurred in excess of the Threshold. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 6.04(a) and Section 6.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation.

(d) For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty and the amounts of Losses arising therefrom shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) For purposes of this Article VI, the amount of Losses shall be determined net of any Tax benefits actually realized as a result of such Loss by the Indemnified Party or its Affiliates in the year in which the Loss occurs or the year following the Loss.

Section 6.05 Indemnification Procedures. The Party making a claim under this Article VI (a “Claim”) is referred to as the “Indemnified Party”, and the Party against whom such Claims are asserted under this Article VI is referred to as the “Indemnifying Party”.

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party given within twenty (20) days of receipt of the Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Buyer or Buyer’s Subsidiaries (including the Company), or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Regardless of which Party is controlling the defense of any Third-Party Claim, (1) both the Indemnifying Party and the Indemnified Party will act in good faith and (2) no settlement of such Third Party Claim may be agreed to without the written consent of both the Indemnifying Party and the Indemnified Party, which consent will not be unreasonably withheld or delayed, it being understood that the Indemnified Party may withhold such consent if the settlement does not provide for a full and unconditional release of all Indemnified Parties with respect to all matters underlying the Third Party Claim or if the terms of the settlement impose any material obligations, restrictions or conditions other than the payment of money.

(b)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim as to whether it accepts or objects to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim. In any case, the Indemnified Party shall be free at any time to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06 Payments.

(a)           Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the greater of any applicable statutory rate of interest and four percent (4%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b) Any amounts owing by Seller pursuant to this Article VI shall first be satisfied by releases from the Escrow Fund until completely depleted (including any earnings thereon); except that if at such time Buyer owes any amounts to Seller or any other Seller Indemnitees pursuant to this Agreement or any other Transaction Document (other than the TSA), Buyer shall have the right (including on behalf of any other Buyer Indemnitees) to set off some or all of such amounts owing by Buyer against such amounts owing by Seller (and thereby preserve the Escrow Fund if the Escrow Fund is not then depleted), provided that the set off rights hereunder shall not apply in respect of the Marsh Earnout Entitlements.

(c) The term of the Escrow Fund shall be determined as follows. After final resolution (including payment of all fines) of all Specified Breaches, Seller may provide notice of such resolution to Buyer and shall include with such notice evidence of such resolution reasonably acceptable to Buyer. Buyer shall advise Seller within thirty (30) days of receiving such notice if Buyer agrees that there has been final resolution of all Specified Breaches (or if not, what further evidence Buyer requires of such resolution). If Buyer gives notice of its agreement that there has been final resolution of all Specified Breaches (the day Seller receives such notice from Buyer being referred to as the “Notice Date”), within five (5) Business Days of the Notice Date Buyer and Seller shall deliver to the Escrow Agent a joint written instruction to release all amounts in the Escrow Fund (including any earnings thereon) to Seller, less any amounts (each such amount a “Claim Amount”) that would reasonably be expected to relate to an outstanding Claim made by the Buyer Indemnitees prior to the Notice Date. If any Claim Amounts remain in the Escrow Fund pursuant to the preceding sentence after the Notice Date, Buyer and Seller shall deliver to the Escrow Agent, within five (5) Business Days of any Claim being settled, joint written instructions to release to Seller the excess of any Claim Amount (including any earnings thereon) over the portion of such Claim Amount, if any, paid to the Buyer Indemnitees in connection with such settlement, until all Claims made by the Buyer prior to the Notice Date have been settled.

(d) Seller may propose alternative financial support to the Escrow Fund. If Buyer, in its reasonable discretion, determines that such alternative affords the Buyer Indemnitees suitable equivalent financial support to the Escrow Fund, Buyer may accept such alternative and agree to an early release of the Escrow Fund.

Section 6.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.08 Effect of Investigation. The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

Section 6.09 Exclusive Remedies. Subject to Section 7.11, and except as provided in Section 1.07(c) with respect to disputes relating to Section 1.05 and Section 1.09, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the Transactions) for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article V and this Article VI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article V and this Article VI. Nothing in this Section 6.09 shall limit any Person’s right to seek and obtain any non-monetary equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct or any remedy available pursuant to any of the other Transaction Documents.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller or Seller Guarantor:
Address:
206 E. Virginia Ave. Phoenix, AZ 85004
E-mail:
dan.wachtler@root9b.com
Attention:
Dan Wachtler

with a copy to:
Address:
2525 E. Camelback Rd., Suite 1000
Phoenix, AZ 85016
E-mail:
steve.pidgeon@dlapiper.com
Attention:
Steve Pidgeon

If to Buyer or Buyer Guarantor:
1095 Avenue of the Americas, 5th Floor
New York, NY 10036
E-mail:
mbeber@exiger.com
Attention:
Michael Beber

with a copy to:
Torys LLP 1114

Avenue of the Americas, 23rd Floor

New York, New York 10036.7703

Attention:
Richard Willoughby and Michael Horwitz
E-mail:
rwilloughby@torys.com mhorwitz@torys.com

Section 7.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the singular includes the plural and vice versa. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Annexes, Schedules and Exhibits mean the Articles and Sections of, and Annexes, Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Annexes, Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. References to “dollars or $” mean the lawful currency of the United States.

Section 7.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, a provision shall be substituted so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 7.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 7.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. Nothing herein shall preclude a sale or transfer of the Retained Business.

Section 7.08 No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) Any legal suit, action or proceeding arising out of or based upon this Agreement or the Transactions may be instituted in the United States federal court for the Southern District of New York or state court located in the State of New York in the County of New York (in each case sitting in the Borough of Manhattan), and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party certifies and acknowledges that (a) no representative of any other Party has represented expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.10(c).

Section 7.11 Specific Performance. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 7.12 Guarantee of Seller Guarantor. Seller Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full, complete and timely payment and performance by Seller and its Affiliates of each and every obligation of Seller and its Affiliates under this Agreement and the other Transaction Documents (the “Seller Obligations”). Seller Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral therefor or by any other circumstance relating to the Seller Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Seller Guarantor as a guarantor not available to Seller and its Affiliates. Seller Guarantor agrees that Buyer may resort to Seller Guarantor for discharge of any Seller Obligations whether or not Buyer shall have resorted to any collateral therefor or shall have proceeded against Seller or any of its Affiliates or any other obligor principally or secondarily obligated with respect to any of the Seller Obligations. Buyer shall not be obligated to file any claim relating to any Seller Obligations in the event that Seller or any of its Affiliates becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure to so file shall not affect Seller Guarantor’s obligations hereunder. This guarantee shall be deemed a continuing guarantee and shall remain in full force and effect and shall be binding on Seller Guarantor, its successors and assigns until the date upon which all of the Seller Obligations have been satisfied in full. Seller Guarantor reserves the right to assert any and all defenses which Seller and its Affiliates may have arising under or related to the Seller Obligations other than defenses arising from the bankruptcy or insolvency of Seller or any of its Affiliates and other defenses expressly waived in this Section 7.12. Seller Guarantor hereby waives (a) any and all defenses specifically available to a guarantor (other than performance in full by Seller and its Affiliates), and (b) any notices, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement.

Section 7.13 Guarantee of Buyer Guarantor. Buyer Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full, complete and timely payment and performance by Buyer of each and every obligation of Buyer under this Agreement and the other Transaction Documents (the “Buyer Obligations”). Buyer Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral therefor or by any other circumstance relating to the Buyer Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Buyer Guarantor as a guarantor not available to Buyer. Buyer Guarantor agrees that Seller may resort to Buyer Guarantor for discharge of any Buyer Obligations whether or not Seller shall have resorted to any collateral therefor or shall have proceeded against Buyer or any other obligor principally or secondarily obligated with respect to any of the Buyer Obligations. Seller shall not be obligated to file any claim relating to the Buyer Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure to so file shall not affect Buyer Guarantor’s obligations hereunder. This guarantee shall be deemed a continuing guarantee and shall remain in full force and effect and shall be binding on Buyer Guarantor, its successors and assigns until the date upon which all of the Buyer Obligations have been satisfied in full. Buyer Guarantor reserves the right to assert any and all defenses which Buyer may have arising under or related to any Buyer Obligations other than defenses arising from the bankruptcy or insolvency of Buyer and other defenses expressly waived in this Section 7.13. Buyer Guarantor hereby waives (a) any and all defenses specifically available to a guarantor (other than performance in full by Buyer), and (b) any notices, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:

IPSA INTERNATIONAL SERVICES, INC. a Delaware corporation

By: /s/ Dan Wachtler

Name: Dan Wachtler

Title: Chief Executive Officer

Buyer:

EXIGER CANADA, INC. a Canadian corporation

By:/s/ Michael Beber

Name: Michael Beber

Title:               Director

Solely for the purposes of Sections 4.05 and 5.01(h) and Article VII:

ROOT9B HOLDINGS, INC. a Delaware corporation

By: /s/ Dan Wachtler
Name: Dan Wachtler
Title: President

[Signature page to Purchase Agreement]

Solely for the purposes of Section 4.05 and Article VII: EXIGER LLC a Delaware limited liability company By:/s/ Michael Beber Name: Micahel Beber Title:

[Signature page to Purchase Agreement]

ANNEX A

DEFINITIONS AND ADDITIONAL DEFINED TERMS

Section 1.
Definitions.

The following capitalized terms as used in this Agreement shall have the definitions set forth below.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, written notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Employees” means Hugo Williamson, Fidelis Omozuapo, Gethin Jenkins, Thomas Wills, Trevor Collins, Bryan La, Fuk Lee Cheng, Ricardo Gomez, Dolores Marichal, and Patrick Ansah.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Annual Financial Statements” means the unaudited income statement and balance sheet of the Company for each of the years ended December 31, 2016 and December 31, 2015.

“Arm’s Length” has the meaning that such term has for purposes of the ITA.

“Assignment and Assumption Agreement” means the assignment and assumption agreement among Buyer, Seller and each of Seller’s applicable Affiliates, in form and substance reasonably acceptable to Buyer and Seller.

“Business” means the business of (i) providing due diligence, compliance and investigative services and solutions related to citizenship by investment, visas, immigration, and employment; and (ii) conducting corporate and other institutional investigations into fraud, embezzlement and other misconduct.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Closing” means the completion of the purchase and sale of the Shares and the Additional Assets, and the assumption of the Assumed Liabilities, pursuant to this Agreement.

“Closing Date” means the date of this Agreement.

“Closing Net Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned by the Engaged Entities and used in, or held by the Engaged Entities for use in, the Business.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, unbilled receivables, and prepaid expenses, in each case determined in accordance with GAAP, but excluding (a) any accounts receivable that have not been collected within ninety (90) days of the Closing Date, (b) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (c) accounts receivable and unbilled receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, and (d) deferred Tax assets.

“Current Liabilities” means, without duplication, accounts payable, accrued Taxes and accrued expenses, deferred revenue, accrued commission and bonus entitlements earned by current or former Employees (including for the Company’s 2016 fiscal year), and Indebtedness, in each case determined in accordance with GAAP, but excluding deferred Tax liabilities. For purposes of calculating Closing Net Working Capital, the Current Liabilities of the Company shall be reduced by the lesser of (x) $50,000 and (y) the amount of unpaid vacation entitlements of the Additional Employees accrued with Seller’s applicable Affiliates before the Closing Date (such entitlements to be reflected as cash payables in lieu of vacation time). In addition to the foregoing (but without duplication), Current Liabilities shall be deemed to include the aggregate amount of any payments required to be made pursuant to Section 4.09 that are not made in breach of Section 4.09.

“Employee” means any employee of the Company, whether salaried, hourly or otherwise employed as of the Closing including those on any temporary layoff, leave of absence or sick leave at such time.

“Employee Plans” means all employee benefit plans, agreements, programs, policies and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any current or former employees, directors, officers or consultants of the Company, or any of their respective spouses, dependents or survivors, or in respect of which the Company is a party to or bound by or is obligated to contribute or in any way liable, including relating to bonus, deferred compensation, incentive compensation, commission, share purchase, share appreciation, share option, severance and/or termination pay, hospitalization, health and other medical benefits, including medical or dental treatment or expenses, insurance, disability, salary continuation, vacation, supplemental unemployment benefits, equity or equity-based compensation, change of control benefits, profit-sharing, employee assistance, pension, retirement and supplemental retirement plans, except that the term “Employee Plans” shall not include any statutory plans with which the Company is required to comply, including the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workplace health and safety and employment insurance legislation.

“Engaged Entity” means any of Seller and its Affiliates but only to the extent directly related to the Business.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Escrow Agent” means Wells Fargo, National Association.

“Escrow Agreement” means an escrow agreement among the Escrow Agent, Buyer and Seller, in form and substance reasonably acceptable to Buyer and Seller.

“ETA” means the Excise Tax Act (Canada).

“Final Closing Net Working Capital” means the Closing Net Working Capital as finally determined pursuant to Section 1.07.

“Financial Statements” means the Annual Financial Statements and the Interim Financial Statements.

“Fundamental Representations” means the representations and warranties of Seller contained in Section 2.01 (Organization and Authority of Engaged Entities), Section 2.02 (Other Authority and Qualification of Engaged Entities), Section 2.03 (Capitalization),

Section 2.04 (Indebtedness), Section 2.11 (Condition and Sufficiency of Assets), Section 2.17(d) (OFAC Disclosures), and Section 2.26 (Brokers); and the representations and warranties of Buyer contained in Section 3.01 (Organization and Authority of Buyer), Section 3.02 (Other Authority and Qualification of Buyer), Section 3.05 (Investment Purpose), and Section 3.06 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time; and, in the case of Current Assets and Current Liabilities being determined for purposes of calculating Closing Net Working Capital, to the extent consistent with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Governmental Authority” means any federal, provincial, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GST/HST” means the goods and services tax and the harmonized sales tax imposed under Part IX of the ETA.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased; (c) all obligations of the Company to pay rent or other payment amounts under a lease of Real Property or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (e) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the

Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the Transactions regardless if any of such are actually paid; and (i) all obligations of the Company, whether interest bearing or otherwise, owed to Seller and/or its Affiliates.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Financial Statements” means the unaudited income statement and balance sheet of the Company for the interim period ended March 31, 2017.

“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Engaged Entity is a party, beneficiary or otherwise bound.

“IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“ITA” means the Income Tax Act (Canada).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Kenneth Marsh, Dan Wachtler, Bill Hoke or Jillian Pap or the knowledge that such Persons would have after making due inquiry of the employees of the Engaged Entities with primary responsibility for the relevant matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means losses, damages, liabilities, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers), and interest on the foregoing; provided that “Losses” shall not include (except to the extent included in a Third Party Claim and then “Losses” shall include) indirect and consequential damages, damages in respect of economic loss, loss of profit or diminution of value and aggravated damages

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, including the results of operations, condition (financial or otherwise) or assets of the Business, or (b) the ability of Seller to consummate the Transactions on a timely basis.

“Ordinary Course” means the ordinary course of the Business as conducted by the Engaged Entities in accordance with past practices (including with respect to time, frequency and amount) and undertaken in good faith and not for purposes of evading any covenant or restriction in this Agreement or any of the Transaction Documents.

“Organizational Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of another form of entity, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parties” means Buyer and Seller, and solely for the purposes of Sections 4.05 and 5.01(h) and Article VII, Seller Guarantor, and solely for the purposes of Section 4.05 and Article VII, Buyer Guarantor.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (i) liens for Taxes not yet due or payable and for which adequate reserves are included in the balance sheet used to determine the Final Closing Net Working Capital; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course on amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business and for which adequate reserves are included in the balance sheet used to determine the Final Closing Net Working Capital; (iii) easements, rights of way, zoning ordinances and other similar liens affecting Real Property which are not, individually or in the aggregate, material to the use of such Real Property in the Business; or (iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course which have been disclosed to Buyer in a Schedule to this Agreement and which are not, individually or in the aggregate, material to the Business.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers; and shall also mean any information that is regulated or protected by one or more Privacy Laws.

“Personal Property” means all of the equipment, equipment structures, machinery, fixtures, hardware, systems, infrastructure, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by the Engaged Entities and which are used or held for use in the Business.

“Privacy Law” means any Law governing the collection, use and disclosure of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada) and any comparable Law.

“Real Property” means the real property owned, leased or subleased by the Engaged Entities, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933 (United States).

“Seller Guarantor Non-Compete” means a non-competition agreement by Seller Guarantor in favor of Buyer, in form and substance reasonably acceptable to Buyer and Seller.

“Seller Non-Compete” means a non-competition agreement by Seller in favor of Buyer, in form and substance reasonably acceptable to Buyer and Seller.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax” and “Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, income, gross receipts, profits, gains, windfalls, capital, capital stock, recapture, transfer, license, environment, sales, use, value-added, excise, special assessment, withholding, business, franchising, real property, health, employee health, payroll, workers’ compensation, employment or unemployment, social services, customs, import or export, GST/HST and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions, together with any interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of the foregoing, whether disputed or not, and (b) any liability for the payment by the Company of any amount of the type described in the immediately preceding clause (a) of a Person, whether arising by contract, operation of Law or otherwise.

“Tax Returns” means all returns, declarations, reports, information returns, elections, designations and similar filings filed or required to be filed with any taxing authority relating to Taxes (including any attached schedules), including any claim for refund, amended return and declaration of estimated Tax.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the TSA, the Escrow Agreement, the Seller Guarantor Non-Compete, the Seller Non-Compete, the Wachtler Non-Compete, and any other agreement, certificate or instrument delivered by the Parties pursuant hereto or thereto.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“TSA” means a transition services agreement between Buyer and Seller, in form and substance reasonably acceptable to Buyer and Seller.

“Wachtler Non-Compete” means a non-competition agreement by Dan Wachtler in favor of Buyer, in form and substance reasonably acceptable to Buyer and Dan Wachtler.

Section 2.
Additional Defined Terms.
Acquired Confidential Information	4.05(b)
Additional Assets	1.01(b)(i)
Additional Employee Agreements	Recitals
Additional Equipment	1.01(b)(i)
Agreement	Preamble
Anti-Money Laundering Laws	2.17(e)
Assigned Agreements	1.01(b)(i)
Assumed Liabilities	1.01(b)(ii)
Average Excess Subject Revenue	1.09(b)
Balance Sheet	2.06(a)
Balance Sheet Date	2.06(a)
Buyer	Preamble
Buyer Guarantor	Preamble
Buyer Indemnitees	6.02
Buyer Obligations	7.13
Cap	6.04(a)
CBI Services	1.09(g)(ii)
Claim Amount	6.06(c)
Closing Adjustment	1.05(a)(ii)
Closing Net Working Capital Statement	1.05(b)(i)
Closing Purchase Price	1.02(a)(i)
Company	Recitals
Confidentiality Agreement	4.05
Customers	2.14(a)
Deferred Payment	1.09(a)
Deferred Purchase Price	1.02(a)(iii)
Direct Claim	6.05(b)
Disputed Amounts	1.07(c)
Effective Time	1.03
Escrow Amount	1.02(a)(ii)
Escrow Fund	1.04(a)(ii)
Estimated Closing Net Working Capital	1.05(a)(i)
Estimated Closing Net Working Capital Statement	1.05(a)(i)
Excluded Liabilities	1.01(b)(iii)
Indemnified Party	6.05
Indemnifying Party	6.05
Independent Accountant	1.07(c)
Insurance Policies	2.15
IPSA Mark	4.06(a)
Liabilities	2.07
Marsh Earnout Entitlement	Section 1.09(f)
Material Contracts	2.09(a)
Material Suppliers	2.14(b)
Non-Transferrable Assets	4.03

Notice Date	6.06(c)
OFAC	2.17(d)
OFAC Disclosures	2.17(d)
Period	1.09(c)
Post-Closing Adjustment	1.05(b)(ii)
Pre-Closing Tax Periods	5.01(a)
Purchase Price	1.02
Resolution Period	1.07(b)
Restrictive Covenants	5.01(h)
Retained Business	1.12
Revenue Statement	1.09(c)
Review Period	1.07(a)
Seller	Preamble
Seller Guarantor	Preamble
Seller Indemnitees	6.03
Seller Obligations	7.12
Seller Related Parties	4.08(a)
Seller Released Claims	4.08(a)
Seller Releasees	4.08(a)
Shares	Recitals
Specified Breaches	6.02(c)
Statement of Objections	1.07(b)
Straddle Tax Periods	5.01(a)
Subject Revenue	1.09(g)(i)
Third Party Claim	6.05(a)
Third Party Consents	2.05
Threshold	6.04(a)
Undisputed Amounts	1.07(c)